Exhibit 99.1

Gaiam Reports Results for FY 2003

Broomfield, CO, February 26, 2004. Gaiam, Inc. (Nasdaq: GAIA) announced results for its fiscal year ended December 31, 2003. Gaiam is a multi-channel lifestyle company catering to customers who value personal development, healthy living and renewable energy.

The company will host a conference call today, February 26, 2004, at 2:30 p.m. M.S.T. (4:30 p.m. E.S.T.) to review its results for the fiscal year.

Dial-in No.:	(888) 664-9855
Passcode:	GAIAM

For the fourth quarter ended December 31, 2003, Gaiam reported sales of $35.1 million, a decline of 5.7% from $37.3 million for the quarter ended December 31, 2002. Net income for the fourth quarter was $341 thousand or $0.02 per share compared to net income of $2.3 million or $0.16 per share for the same period of 2002.

For the year ended December 31, 2003, Gaiam reported sales of $102 million, a decline of 8.4% from $111.4 million for the same period in 2002.  Gaiam recorded a net loss $972 thousand, or $0.07 per share for twelve months ended December 31, 2003, compared to net income of $5.4 million or $0.38 per share for the same period in 2002.

Gross margin for the fourth quarter was 50.3%, down from 52% for the year, primarily due to lower sales in the catalog division.  We expect the gross margin for 2004 to be approximately 52%.  Depreciation and amortization was $3.2 million for 2003.

For the year ended December 31, 2003 Gaiam generated $3.7 million of cash contribution from its operations, compared to $1.0 million generated for the same period in 2002. Gaiam ended the year with $8.4 million in cash, no debt and availability of $15 million of its line of credit.

“Our fourth quarter results were generally in line with our expectation.  Sales in December were lower than expected, especially in catalogs.  It was nice to see a positive operating income again, and the $2 million cash contribution from operations in the fourth quarter was above our expectation,” said Jirka Rysavy, Chairman and Chief Executive Officer. “Our recent negative internal growth rate subsided in the fourth quarter and turned positive in the current quarter. We still expect an internal growth rate of 5-10% for the first quarter. As planned, we finished the system consolidation and transferred support for all our accounts to our Ohio facility.”

“As previously forecasted, our business channel experienced the end of negative growth during the fourth quarter, and we expect positive numbers in the current one,” said Lynn Powers, President. “2003 was a difficult consolidation year for us. We have made changes to our business strategy by doubling our sales force, adding new product categories, launching new retail channels, resetting store floor plans, consolidating operations and reducing expenses.  We will begin to reap the benefits from these changes in 2004.”

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of the Company’s new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

Additional guidance may be given on the conference call.  A replay of the conference call will begin 1 hour after the end of the call and will continue until February 28, 2004, at 5:00 p.m. E.S.T.

Replay number:             (800) 810-4038

Contact:   Janet Mathews, Chief Financial Officer    (303) 222-3663

http: www.gaiam.com

GAIAM, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$8,383,934	$11,422,435
Accounts receivable, net of allowance for doubtful accounts of $801,182 in 2003 and $854,131 in 2002	17,818,513	20,950,394
Tax and other receivables	2,090,785	1,949,832
Inventory, less allowances	16,629,078	14,768,045
Deferred advertising costs	1,648,560	2,417,211
Other current assets	1,280,461	1,194,484
Total current assets	47,851,331	52,702,401

Property and equipment, net	10,313,835	9,543,231
Investments	7,865,192	7,865,192
Capitalized production costs, net	6,094,295	4,983,824
Media library, net	6,083,556	5,262,586
Goodwill	9,508,837	6,326,894
Deferred tax assets	3,487,820	3,714,845
Other assets	655,363	768,043
Total assets	$91,860,229	$91,167,016

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,459,035	$11,998,087
Accrued liabilities	4,904,465	5,204,438
Capital lease obligations, current	54,528	269,290
Income taxes payable	902,420	1,286,558
Total current liabilities	18,320,448	18,758,373

Capital lease obligations, long-term	—	54,529
Deferred tax liabilities	735,103	848,653
Other liabilities	—	1,962,000
Total liabilities	19,055,551	21,623,555

Minority interest	3,319,872	172,481

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,203,056 and 9,134,098 shares issued and outstanding at December 31, 2003 and 2002, respectively	920	913
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 shares issued and outstanding at December 31, 2003 and 2002, respectively	540	540
Additional paid-in capital	53,831,750	53,343,046
Deferred compensation	(71,865)	(143,865)
Accumulated other comprehensive income	524,870	—
Retained earnings	15,198,591	16,170,346
Total stockholders’ equity	69,484,806	69,370,980
Total liabilities and stockholders’ equity	$91,860,229	$91,167,016

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Year Ended December 31, 2003		Year Ended December 31, 2002

Net Revenue	$102,000	100.0%	$111,406	100.0%

Cost of goods sold	48,927	48.0%	45,475	40.8%

Gross profit	53,073	52.0%	65,931	59.2%

Operating expenses	54,355	53.3%	57,180	51.3%

Income (loss) from operations	(1,282)	(1.3)%	8,751	7.9%

Interest (net) and other	546	0.6%	(261)	(0.3)%

Profit (loss) before income taxes	(736)	(0.7)%	8,490	7.6%

Income tax expense (benefit)	(461)	(0.5)%	3,002	2.7%

Income (loss) before minority interest	(275)	(0.2)%	5,488	4.9%

Minority interest income (expense)	(697)	(0.7)%	(40)	0.0%

Net income (loss)	$(972)	(0.9)%	$5,448	4.9%

Shares outstanding:
Basic	14,594,089		14,107,390
Diluted	14,594,089		14,488,783

Earnings (loss) per share:
Basic	$(0.07)		$0.39
Diluted	$(0.07)		$0.38